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                                                                    EXHIBIT 99.1

NEWS RELEASE
For immediate release to:                   Contact: Bob Fulton (1) 504-367-7030
Analysts, Financial Community, Media                       b.fulton@torchinc.com
                                                   Bradley Lowe (1) 504-367-7030
                                                             b.lowe@torchinc.com

             Torch Offshore Announces Completion of Finance Facility

New Orleans, Louisiana USA, May 12, 2003

Torch Offshore, Inc. (NASDAQ: TORC) (the "Company") announced today that the $60.0 million finance facility (the "Finance Facility") with Regions Bank and Export Development Canada (EDC) to fund the conversion of the Midnight Express into a DP-2 offshore pipelay and construction vessel has been completed. The Finance Facility provides for a 15-month credit line equally funded by Regions Bank and EDC ($30.0 million participation by each). At the completion of that 15-month period, any borrowings outstanding under the Finance Facility will convert to a three-year term loan. As part of the Finance Facility, Regions Bank has restructured its $25.0 million asset-based five-year revolving credit facility with the Company to incorporate this commitment into the Regions Bank $30.0 million portion of the Finance Facility. The $10.0 million accounts receivable-based working capital facility from Regions Bank remains available to the Company. The Finance Facility is also supported by a Structured Finance Facility granted by Industry Canada, which will provide approximately the equivalent of $3.7 million of interest rate buy down funds to be applied to the term loan portion of the Finance Facility.

The Midnight Express is at the Davie Maritime Inc. shipyard in Quebec, Canada, which is the shipyard performing a substantial part of the conversion. Following the completion of the Davie Maritime Inc. work, which is expected in December 2003, the Company's patented pipelay system and other equipment will be installed on the Midnight Express. The Company expects the Midnight Express to be part of its active fleet in the first quarter of 2004.

Lyle G. Stockstill, Torch Offshore, Inc. Chairman and Chief Executive Officer, commented, "We are pleased to announce the completion of this $60.0 million facility which will be an integral part of the conversion of the Midnight Express. We are very appreciative of the support from Regions Bank, Export Development Canada, and Industry Canada."

Established in 1978, Torch Offshore, Inc. is involved in offshore pipeline installation and subsea construction for the oil and natural gas industry. Torch Offshore, Inc. is expanding beyond its established shallow water niche market in order to serve the industry's worldwide growing needs in the deep waters.

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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, expects, believes or anticipates may or will occur in the future, are forward-looking statements under the Private Securities Litigation Act of 1995. The forward-looking statements in this news release include statements about the modification and/or conversion timing and cost of the Midnight Express, the capabilities of the Midnight Express, the Company's ability to use its capital resources for the conversion of the Midnight Express, the timing of the Midnight Express entering our active fleet, and the receipt of interest rate buy down funds. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission, as well as other factors that may not be within the Company's control, including, specifically, oil and natural gas commodity prices, weather conditions and offshore construction activity levels. Although the Company believes its expectations are based on reasonable assumptions, it gives no assurance that the Company's assumptions and projections will prove to be correct. Actual results may differ materially from those projected.